EXHIBIT 99.1
Item 6. SELECTED FINANCIAL DATA
     Subsequent to our June 30, 2010 fiscal year end, we sold our Era Airport Operations Solutions business, and made the decision to divest the remaining Era business and our contract research organization, Global Clinical Development (GCD). We are reissuing our consolidated financial statements for the fiscal year ended June 30, 2010 filed with the SEC on August 12, 2010 to retrospectively classify these businesses as discontinued operations.
     The following summary of operations, cash flow and balance sheet information presents selected historical financial data derived from our audited consolidated financial statements. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the audited consolidated financial statements and the notes thereto.

	Year Ended June 30,
	2010	2009	2008	2007	2006
		(in thousands, except per share data)
Summary of Operations:
Revenue	$1,614,532	$1,463,931	$1,462,650	$1,268,872	$1,179,267
Cost of services	1,224,768	1,104,384	1,119,940	983,535	905,710
Operating income	140,360	115,921	121,278	92,825	96,967
Operating margin	8.7%	7.9%	8.3%	7.3%	8.2%
Income from continuing operations, net of tax	88,921	68,352	74,381	63,430	62,520
Loss from discontinued operations, net of tax	(70,506)	(10,352)	(1,117)	0	0
Net income (loss)	$18,415	$58,000	$73,264	$63,430	$62,520
Basic earnings per share (a)	$0.31	$1.02	$1.26	$1.12	$1.14
Diluted earnings per share	$0.30	$1.01	$1.24	$1.09	$1.08

Cash Flows:
Net cash provided by operating activities of continuing operations	$97,264	$109,272	$87,815	$122,444	$86,831
Net cash used in investing activities (b)	(1,182)	(142,408)	(199,585)	(101,206)	(104,748)
Net cash (used in) provided by financing activities (b)	(71,433)	(100,878)	133,014	17,232	28,508
Free cash flow (c)	83,898	94,215	77,052	109,820	71,192

Balance Sheet:
Cash and cash equivalents	$98,113	$74,683	$229,260	$212,034	$173,564
Working capital (d)	235,416	192,065	361,058	297,085	299,567
Total assets	944,750	931,007	1,111,704	847,684	724,722
Long-term debt	—	75,000	150,000	—	—
Total stockholders’ equity	771,563	741,620	692,936	625,455	533,297

Other Operating Data:
Funded backlog	$724,400	$721,300	$698,800	$600,400	$512,800
Total backlog	4,371,200	3,979,700	3,856,100	3,410,200	3,261,600
Days sales outstanding (e)	69	72	76	68	80

(a)	During fiscal 2010 we adopted new accounting guidance which requires that we retrospectively allocate a portion of our earnings to outstanding unvested restricted share awards that qualify as participating securities. The adoption of this guidance reduced previously reported basic earnings per share (EPS) for the years ended June 30, 2009 and 2008 by one cent. There was no measurable effect on basic EPS for the years ended June 30, 2007 and 2006.

(b)	Includes results of discontinued operations.

(c)	Free cash flow is a non-GAAP financial metric, which we calculate as cash provided by operating activities of continuing operations less capital expenditures. This metric and its usefulness are discussed in Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(d)	Working capital is defined as total current assets (excluding current assets of discontinued operations) minus total current liabilities (excluding liabilities of discontinued operations).

(e)	Days sales outstanding shown in the table above is calculated using the fiscal year end balances in accounts receivable net of billings in excess of revenue, and revenue per day for the fourth quarter of each fiscal year. Revenue per day for the quarter is calculated by dividing revenue for the quarter by 90 days.